Exhibit 99.1
United Components Reports Results of Operations for
Fourth Quarter 2007
Highlights
-	Continued strong operating performance results in year-over-year EBITDA improvement for every quarter in 2007

-	China fuel pump manufacturing underway, air filter facility set to open

-	Repayment of $25 million of debt in the quarter, $65 million for the year
EVANSVILLE, IN March 26, 2007 – United Components, Inc. (“UCI”) today announced results for the fourth quarter ended December 31, 2007. Revenue of $240.6 million increased $17.9 million, or 8.1%, compared to the year-ago quarter. The company reported revenue increases in the retail, traditional, heavy duty and OEM channels, and a decline in the original equipment service channel.
Net income from continuing operations for the quarter was $12.5 million, including $2.1 million, net of tax, in special charges, related to the integration of our water pump operations, facilities consolidation expenses, costs of establishing new facilities in China, costs of obtaining new business and costs to resolve disputed non-trade receivables. Excluding these charges, adjusted net income from continuing operations would have been $14.6 million for the quarter. Adjusted net income from continuing operations for the fourth quarter of 2006 was $8.5 million, excluding $6.4 million in special charges net of tax, primarily relating to the acquisition of ASC Industries, integration of our water pump operations, facilities consolidation expenses, and costs of obtaining new business and long-term sales commitments.
Earnings before interest, taxes, depreciation and amortization, or EBITDA, for UCI’s continuing operations, as adjusted consistent with the company’s historical presentations, was $39.3 million for the fourth quarter, compared with $30.7 million for the year-ago quarter. The reconciliation of net income to adjusted EBITDA, a non-GAAP measure of financial performance, is set forth in Schedule A.
“2007 was a very successful year for United Components, with year-over-year improvement in adjusted EBITDA for each quarter,” said Bruce Zorich, Chief Executive Officer of UCI. “We’re extremely pleased with that, in a slowing economy with increasing energy and raw materials costs, healthy top-line growth and operational excellence led to strong financial results.”
“As we head into 2008 with good momentum in our core operations, we are making great strides with our international initiatives,” continued Zorich. “The first products manufactured at our new Chinese fuel pump facility rolled off the line earlier in this quarter, and our air filter facility is scheduled to begin operations in the second quarter. These successes represent just the first phase of the expansion of our global manufacturing base.”
As of December 31, the company’s debt stood as $438.4 million, after a debt repayment of $25.0 million of its senior credit facility borrowings in the fourth quarter. The company ended the quarter with $41.4 million in cash.
Conference Call
UCI will host a conference call to discuss its results and performance on Thursday, March 27, at 11:00 a.m. Eastern Time (ET). Interested parties are invited to listen to the call by telephone. Domestic callers can dial (800) 637-1381. International callers can dial (435) 871-6124.
A replay of the call will be available from March 28, 2007, for a ninety day period, at www.ucinc.com. Click on the UCI 2007 4th Quarter Results button.
About United Components, Inc.
United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.
Forward Looking Statements
All statements, other than statements of historical facts, included in this press release and the attached report that address activities, events or developments that UCI expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. UCI cautions investors that these uncertainties and factors, including those discussed in Item 1A of UCI’s 2006 Annual Report on Form 10-K and in its other SEC filings, could cause UCI’s actual results to differ materially from those stated in the forward-looking statements. UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
For More Information, Contact:
Dan Johnston, Chief Financial Officer (812) 867-4726
Dave Barron (812) 867-4727

United Components, Inc.
Condensed Consolidated Income Statements (1)
(in thousands)

	(Unaudited)		(Audited)
	Three Months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Net sales	$240,623	$222,679	$969,782	$906,050
Cost of sales (2)	182,156	182,190	748,822	728,511

Gross profit	58,467	40,489	220,960	177,539

Operating (expense) income
Selling and warehousing	(15,099)	(14,646)	(61,146)	(60,047)
General and administrative	(12,339)	(11,401)	(49,239)	(42,636)
Amortization of acquired intangible assets	(1,697)	(1,878)	(7,000)	(6,651)
Costs of integration of water pump operations and resulting asset impairment losses (2)	—	(1,552)	(696)	(6,981)
Costs of closing facilities and consolidating operations and gain from sale of assets (3)	(48)	(89)	1,498	(6,364)
Trademark impairment loss (4)	—	—	(3,600)	—

Operating income	29,284	10,923	100,777	54,860

Other (expense) income
Interest expense, net	(9,668)	(11,519)	(40,706)	(43,262)
Write-off of deferred financing costs (5)	—	—	—	(2,625)
Management fee expense	(500)	(500)	(2,000)	(2,000)
Miscellaneous, net	(767)	(229)	(2,739)	(137)

Income before income taxes	18,349	(1,325)	55,332	6,836
Income tax expense	(5,897)	3,396	(19,953)	(694)

Net income from continuing operations	12,452	2,071	35,379	6,142

Discontinued operations
Net income (loss) from discontinued operations, net of tax	—	166	—	2,061
Gain (loss) on sale of discontinued operations, net of tax	—	1,395	2,707	(16,877)

	—	1,561	2,707	(14,816)

Net income (loss)	$12,452	$3,632	$38,086	$(8,674)

(1)	Includes the results of operations of ASC Industries, Inc. (“ASC”) beginning on May 25, 2006, the date of the acquisition of ASC by UCI. The operating results of UCI’s driveline components and specialty distribution operations, which were sold on June 30, 2006, and UCI’s lighting systems operation, which was sold on November 30, 2006, are presented as discontinued operations in the 2006 periods.

(2)	Costs incurred in connection with the integration of the Company’s pre-ASC Acquisition water pump operation with ASC are included as follows:

	Three months ended December 31,		Year ended December 31
	2007	2006	2007	2006
Cost of sales	$0.4	$3.9	$4.7	$3.9
Cost of integration of water pump operations and resulting asset impairment losses	—	1.6	0.7	7.0
Also, cost of sales includes $1.6 million (2006 quarter) and $8.9 million (2006 year) for the sale of inventory written-up to market value from historical cost per U.S. GAAP acquisition rules.

(3)	2007 includes the gain from the sale of the land and building of UCI’s Mexican filter manufacturing facility, which was closed in 2006. 2006 includes asset write-downs and severance and other costs incurred in connection with the closures of UCI’s Canadian fuel pump facility and Mexican filter manufacturing facility.

(4)	Non-cash write-down of a trademark due to a customer’s decision to market a significant portion of UCI-supplied products under the customer’s own private label brand, instead of UCI’s brand. The customer’s decision to market using its own private label brand does not affect UCI’s sales of the affected products.

(5)	Write-off of unamortized deferred financing costs related to UCI’s previously outstanding debt, which was replaced in connection with the establishment of UCI’s new credit facility on May 25, 2006.

United Components, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2007	2006
Assets

Current assets
Cash and cash equivalents	$41,440	$31,523
Accounts receivable, net	253,904	228,996
Inventories, net	142,621	158,024
Deferred tax assets	22,837	33,920
Other current assets	29,306	29,389

Total current assets	490,108	481,852

Property, plant and equipment, net	167,812	164,621
Goodwill	241,461	239,835
Other intangible assets, net	83,594	95,354
Deferred financing costs, net	3,701	5,310
Pension and other assets	11,478	9,452
Assets held for sale	1,300	6,077

Total assets	$999,454	$1,002,501

Liabilities and shareholder’s equity

Current liabilities
Accounts payable	$102,553	$92,720
Short-term borrowings	10,134	8,657
Current maturities of long-term debt	479	462
Accrued expenses and other current liabilities	95,169	99,039

Total current liabilities	208,335	200,878

Long-term debt, less current maturities	427,815	491,478
Pension and other postretirement liabilities	22,871	40,430
Deferred tax liabilities	27,338	17,350
Due to parent	11,330	—
Minority interest	3,308	3,738
Other long-term liabilities	2,638	3,845

Total liabilities	703,635	757,719

Shareholder’s equity	295,819	244,782

Total liabilities and shareholder’s equity	$999,454	$1,002,501

United Components, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2007	2006
Net cash provided by operating activities of continuing operations	$93,130	$73,903

Cash flows from investing activities of continuing operations
Proceeds from sale of Mexican land and building	6,637	—
Acquisition of ASC Industries, Inc., net of cash acquired	—	(123,634)
Proceeds from sale of discontinued operations, net of transaction costs and cash sold	2,202	65,177
Capital expenditures	(29,687)	(22,846)
Proceeds from sale of other property, plant and equipment	1,836	1,611

Net cash used in investing activities of continuing operations	(19,012)	(79,692)

Cash flows from financing activities of continuing operations
Issuances of debt	20,760	113,000
Debt repayments	(84,884)	(66,853)
Financing fees	—	(3,636)
Dividend paid to UCI Holdco, Inc.	—	(35,305)
Shareholder’s equity contributions	—	8,515

Net cash (used in) provided by financing activities of continuing operations	(64,124)	15,721

Discontinued operations
Net cash used in operating activities of discontinued operations	—	(1,472)
Net cash used in investing activities of discontinued operations	—	(2,864)
Effect of currency exchange rate change on cash of discontinued operations	—	(341)
Effect of currency exchange rate changes on cash	(77)	86

Net increase in cash and cash equivalents	9,917	5,341
Cash and cash equivalents at beginning of year	31,523	26,182

Cash and cash equivalents of continuing operations at end of period	$41,440	$31,523

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in United Components, Inc. (“UCI”). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor’s comparison of UCI’s operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition’s purchase price.
As a result of the acquisition of ASC Industries and the amendment and restatement of the credit agreement for UCI’s senior credit facilities, on a transition basis the calculation of Adjusted EBITDA, presented below, reflects the calculation of EBITDA in two ways: (i) with adjustments consistent with the presentation in earnings announcements from previous quarters; and (ii) with additional adjustments required by the amended and restated credit agreement for UCI’s senior credit facilities. The Adjusted EBITDA required by the credit agreement is used to measure compliance with covenants of that agreement such as interest coverage.
EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (“US GAAP”) and should not be considered alternatives to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

Schedule A
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	2007					2006
					Full					Full
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Results of continuing operations:
Net income (loss)	$4.5	$10.0	$8.4	12.5	35.4	$3.4	$(1.4)	$2.1	$2.0	$6.1
Interest, net of minority interest	10.6	10.2	10.2	9.7	40.7	9.3	10.6	11.8	11.5	43.2
Income tax expense (benefit)	2.4	5.9	5.7	5.9	19.9	2.0	(0.6)	2.7	(3.4)	0.7
Depreciation, net of minority interest	6.9	6.0	6.1	6.2	25.2	6.2	6.2	6.4	7.2	26.0
Amortization	2.4	2.5	2.3	2.4	9.6	2.0	2.1	2.5	2.5	9.1

EBITDA of continuing operations	26.8	34.6	32.7	36.7	130.8	22.9	16.9	25.5	19.8	85.1

Special items:
Sale of inventory that was written up to market from historical cost per US GAAP acquisition rules, net of minority interest	—	—	—	—	—	—	2.0	5.3	1.6	8.9
Cost of integration of water pump operations and the resulting asset impairment losses	2.5	1.5	1.8	0.4	6.2	—	4.6	0.8	5.5	10.9
Facilities consolidation & severance costs	(1.6)	0.1	—	0.3	(1.2)	1.7	4.1	0.8	0.8	7.4
Write-off of deferred financing costs resulting from refinancing	—	—	—	—	—	—	2.6	—	—	2.6
Trademark impairment loss	—	3.6	—	—	3.6	—	—	—	—	—
New business changeover cost and sales commitment costs	4.4	—	—	0.6	5.0	—	0.8	0.7	2.2	3.7
Establishment of new facilities in China	—	—	0.4	0.7	1.1	—	—	—	—	—
Resolution of pre-acquisition matters:
- ASC acquisition	—	—	—	(1.8)	(1.8)	—	—	—	—	—
- UCI acquisition	—	—	—	0.5	0.5	—	—	—	—	—
Cost to resolve disputed non-trade receivables	—	—	—	0.8	0.8	—	—	—	—	—
Non-cash charges (stock options expense)	1.6	0.6	0.6	0.6	3.4	0.4	0.4	0.4	0.3	1.5
Management fee	0.5	0.5	0.5	0.5	2.0	0.5	0.5	0.5	0.5	2.0

Adjusted EBITDA of continuing operations (a)	34.2	40.9	36.0	39.3	150.4	25.5	31.9	34.0	30.7	122.1

Additional adjustments required by the amended and restated credit agreement for UCI’s senior credit facilities:

Adjustments to include Adjusted EBITDA of discontinued operations	—	—	—	—	—	4.0	3.7	0.6	0.7	9.0

Additional adjustments required for interest coverage compliance in the amended and restated credit agreement for transition periods	—	—	—	—	—	4.7	—	—	—	4.7

Adjusted EBITDA under credit agreement	$34.2	$40.9	$36.0	$39.3	$150.4	$34.2	$35.6	$34.6	$31.4	$135.8

(a)	The first and second quarter of 2007 amounts include approximately $4.2 million and $6.5 million, respectively, and the first and second quarter of 2006 amounts include zero and $1.9 million, respectively, of ASC Adjusted EBITDA after the May 25, 2006 acquisition date. ASC’s results are included in the third and fourth quarters of both 2007 and 2006.